Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-297937

Relating to

Preliminary Prospectus Supplement dated September 15, 2026 to

Prospectus dated August 3, 2026

Xylem Inc.

Pricing Term Sheet

September 15, 2026

$500,000,000 5.250% Senior Notes due 2029

$500,000,000 5.450% Senior Notes due 2032

$500,000,000 5.850% Senior Notes due 2037

Terms Applicable to Each Series of Notes

Issuer:	Xylem Inc.

Ratings (Moody’s / S&P)*:	Baa2 / BBB

Ranking of the Notes:	Senior Unsecured

Offering Format:	SEC Registered

Trade Date:	September 15, 2026

Settlement Date:	September 29, 2026 (T+10)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Use of Proceeds:	Xylem intends to use the net proceeds from the notes, together with cash on hand, to finance all or a portion of the purchase price payable for the Acquisition (as defined in the preliminary prospectus supplement), to pay associated costs and expenses and for general corporate purposes.

Joint Book-Running Managers:	Citigroup Global Markets Inc.
ING Financial Markets LLC
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Wells Fargo Securities, LLC

Co-Managers:	TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
Deutsche Bank Securities Inc.
Siebert Williams Shank & Co., LLC
SEB Securities, Inc.

Terms Applicable to the

5.250% Senior Notes due 2029

Aggregate Principal Amount:	$500,000,000

Maturity Date:	September 28, 2029

Public Offering Price:	99.959% of the principal amount

Benchmark Treasury:	4.375% due September 15, 2029

Benchmark Treasury Price and Yield:	98-29+; 4.765%

Spread to Benchmark Treasury:	+50 bps

Yield to Maturity:	5.265%

Coupon:	5.250%

Interest Payment Dates:	March 28 and September 28 of each year, commencing on March 28, 2027

Day Count Convention:	30 / 360

Make-Whole Call:	Prior to August 28, 2029 at +10 bps

Par Call:	On or after August 28, 2029

Change of Control:	Puttable at 101% of principal plus accrued interest

Special Mandatory Redemption:	If (i) we do not consummate the Acquisition on or prior to the later of (x) August 10, 2027 and (y) such later date to which the termination date under the EPA (as defined in the preliminary prospectus supplement) as in effect on the closing date of this offering may be amended in accordance with the terms thereof (such later date, the “Special Mandatory Redemption End Date”), (ii) on or prior to the Special Mandatory Redemption End Date, the EPA is terminated or (iii) we otherwise notify the trustee in writing that we will not pursue the consummation of the Acquisition, then we will be required to redeem all of the notes of each series at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the Special Mandatory Redemption Date (as defined in the preliminary prospectus supplement).

CUSIP / ISIN:	98419M AQ3 / US98419MAQ33

Terms Applicable to the

5.450% Senior Notes due 2032

Aggregate Principal Amount:	$500,000,000

Maturity Date:	January 15, 2032

Public Offering Price:	99.841% of the principal amount

Benchmark Treasury:	4.375% due August 31, 2031

Benchmark Treasury Price and Yield:	97-31+; 4.837%

Spread to Benchmark Treasury:	+65 bps

Yield to Maturity:	5.487%

Coupon:	5.450%

Interest Payment Dates:	January 15 and July 15 of each year, commencing on January 15, 2027 (short first coupon)

Day Count Convention:	30 / 360

Make-Whole Call:	Prior to December 15, 2031 at +10 bps

Par Call:	On or after December 15, 2031

Change of Control:	Puttable at 101% of principal plus accrued interest

Special Mandatory Redemption:	If (i) we do not consummate the Acquisition on or prior to the Special Mandatory Redemption End Date, (ii) on or prior to the Special Mandatory Redemption End Date, the EPA is terminated or (iii) we otherwise notify the trustee in writing that we will not pursue the consummation of the Acquisition, then we will be required to redeem all of the notes of each series at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the Special Mandatory Redemption Date.

CUSIP / ISIN:	98419M AR1 / US98419MAR16

Terms Applicable to the

5.850% Senior Notes due 2037

Aggregate Principal Amount:	$500,000,000

Maturity Date:	January 15, 2037

Public Offering Price:	99.918% of the principal amount

Benchmark Treasury:	4.625% due August 15, 2036

Benchmark Treasury Price and Yield:	97-00; 5.012%

Spread to Benchmark Treasury:	+85 bps

Yield to Maturity:	5.862%

Coupon:	5.850%

Interest Payment Dates:	January 15 and July 15 of each year, commencing on January 15, 2027 (short first coupon)

Day Count Convention:	30 / 360

Make-Whole Call:	Prior to October 15, 2036 at +15 bps

Par Call:	On or after October 15, 2036

Change of Control:	Puttable at 101% of principal plus accrued interest

Special Mandatory Redemption:	If (i) we do not consummate the Acquisition on or prior to the Special Mandatory Redemption End Date, (ii) on or prior to the Special Mandatory Redemption End Date, the EPA is terminated or (iii) we otherwise notify the trustee in writing that we will not pursue the consummation of the Acquisition, then we will be required to redeem all of the notes of each series at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the Special Mandatory Redemption Date.

CUSIP / ISIN:	98419M AS9 / US98419MAS98

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Xylem Inc. (the “Issuer”) has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, ING Financial Markets LLC toll-free at (877) 446-4930, J.P. Morgan Securities LLC collect at (212) 834-4533, BNP Paribas Securities Corp. toll-free at (800) 854-5674 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.